Exhibit 99.1

WAUSAU PAPER ANNOUNCES

TISSUE EXPANSION PLANS

MOSINEE, WI – April 13, 2011– Wausau Paper (NYSE:WPP) today announced that its Board of Directors has approved plans to expand the company’s towel and tissue production capabilities in response to growing demand for its “green” products.  The project includes a 220 inch Voith ATMOS technology paper machine capable of producing 75,000 tons per year of premium towel and tissue products from 100 percent recycled fiber.  The new machine will be located at the company’s converting facility in Harrodsburg, Kentucky, with construction scheduled to begin this summer and startup expected in the first quarter of 2013.

Total costs associated with the project approximate $220 million and include building construction, the new paper machine, converting line enhancements and project-related expenses.  The project received incentive commitments of approximately $7 million from the Kentucky Economic Development Finance Authority.  The company expects to fund the project primarily from future cash flow from operations and available credit from its established $300 million borrowing base.  Once operational, employment at the Harrodsburg site is expected to increase by up to 76 full-time positions.

Commenting on the expansion, Thomas J. Howatt, president and CEO said, “This investment will further extend our ‘green’ leadership position in the away-from-home towel and tissue market.  The new machine will provide the capability to produce products at a quality level that is comparable to the best virgin-fiber products on the market today.”  Mr. Howatt added, “Our Tissue segment has been our best performing business over the last decade and this investment will serve to accelerate its growth and profitability.”

Under its Bay West master brand, Wausau Paper was first to market a broad line of Green Seal™-certified products.  Since their introduction in 2003, Green Seal™-certified products have grown to more than half of the company’s total towel and tissue volume.  Consistent with the company’s strategy to increase the size of its Tissue business, this investment is the cornerstone of the Tissue segment’s plan to double revenue and operating profit over the next five to seven years.

A conference call to discuss the company’s Tissue expansion plans and first-quarter 2011 earnings is scheduled for 11:00 a.m. (EDT) on Tuesday, April 26, and can be accessed through the investor information section of the company’s website at www.wausaupaper.com.  A replay of the webcast will be available at the same site through May 3.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2010.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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